Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Green Plains Inc.,

as sole Member of Green Plains Holdings LLC,

the general partner of Green Plains Partners LP:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Green Plains Partners LP of our report dated March 5, 2015, with respect to the consolidated balance sheets of BlendStar LLC and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014.

/s/ KPMG LLP

Omaha, Nebraska

July 1, 2015